EXHIBIT 2

                            AGREEMENT OF ACQUISITION


     THIS AGREEMENT OF ACQUISITION ("AGREEMENT"), is made as of the 13th day of January, 2004, by and between Rock Bancshares, Inc., an Arkansas corporation ("RBI") and HCB Bancshares, Inc., an Oklahoma corporation ("HCB").

                                    ARTICLE I
                                    RECITALS

     Section 1.01 RBI. RBI has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Little Rock, Arkansas.

     Section 1.02 HCB. HCB has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Oklahoma, with its principal executive offices located in Camden, Arkansas. HCB is registered as a savings and loan holding company with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act. As of the date hereof, HCB has 25,000,000 shares of authorized capital stock, of which 20,000,000 are shares of common stock, par value $0.01 per share ("HCB STOCK"), of which 1,447,013 shares are outstanding as of January 13, 2004, and 5,000,000 are shares of serial preferred stock, par value $.01 per share, none of which are outstanding. No other class of capital stock being authorized.

     Section 1.03 Bank. Heartland Community Bank ("BANK") has been duly incorporated and is a validly existing saving bank association in good standing under the laws of the United States of America, with its principal executive offices located in Camden, Arkansas. As of the date hereof, the Bank has 25,000,000 shares of authorized capital stock, of which 20,000,000 are shares of common stock, par value $.01 per share ("BANK STOCK"), of which 100,000 shares are outstanding as of December 31, 2003, and 5,000,000 are shares of serial preferred stock, par value $.01 per share, none of which are outstanding, no other class of capital stock being authorized. All of the outstanding shares of the Bank stock are owned by HCB.

     Section 1.04 COMPENSATORY STOCK OPTIONS. HCB has reserved 191,764 shares of HCB Stock ("OPTION STOCK") for issuance pursuant to the terms of the stock option grants under its existing stock option plan ("OPTION PLAN"), of which options for 168,387 shares have been granted to various officers and directors of HCB and its subsidiaries, as shown on Schedule 1.04, and are currently outstanding. As of execution of this Agreement, all outstanding options for shares of HCB Stock shall become exercisable.

     Section 1.05 RESTRICTED STOCK. HCB has 12,652 shares of HCB Stock issued and outstanding, reserved for distribution and held by a grantor trust pursuant to the terms of the HCB Bancshares, Inc. Management Recognition Plan ("MRP"), all of which shares have been awarded to various officers, directors and one former director of HCB and its subsidiaries as shown on Schedule 1.05. As of the date of this Agreement, all awarded shares shall become vested and be distributed immediately.

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     Section  1.06 RIGHTS;  VOTING DEBT.  Except for (i) the Option Plan and the
MRP and (ii) the transactions contemplated under this Agreement, HCB does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any
outstanding   securities,   obligations  or  agreements   convertible   into  or
exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "RIGHTS"). Neither HCB nor any of its subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("VOTING DEBT").

     Section 1.07 MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to HCB, be deemed to be with respect to HCB and its wholly owned subsidiary, the Bank, taken as a whole.

     Any reference in this Agreement to Material Adverse Change or Material Adverse Effect shall mean, with respect to any party, any change, circumstance, development, condition, or occurrence or effect which, individually or in the aggregate with all other changes, circumstances, developments, conditions, occurrences, and effects (including all breaches of a representation or warranty set forth in this Agreement), or occurrence has, or would be reasonably likely to have, a material adverse effect on (a) the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, or (b) such party's ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets; which respect to clauses (i),
(ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Share Acquisition.

     Section 1.08 SHARE ACQUISITION. The Board of Directors of RBI and the Board of Directors of HCB have each determined that it is desirable and in the best interests of their respective companies and theirs shareholders that HCB acquire all of the outstanding shares of HCB ("SHARE ACQUISITION") on the terms and subject to the conditions set forth in this Agreement.

     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, RBI and HCB adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

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                                   ARTICLE II
                                SHARE ACQUISITION

     Section  2.01  SHARE  ACQUISITION.  On the  Effective  Date,  as defined in
Section 8.01, RBI will acquire all of the outstanding HCB Stock pursuant to the provisions of, and with the effects provided in, the Oklahoma General Corporation Act. No changes will be made to the certificate of incorporation of HCB or the Articles of Incorporation of HCB by reason of the consummation of this transaction. At the Effective Time, the terms of directors of HCB shall terminate and their successors shall be designated by RBI; the terms of the Officers of HCB shall terminate and their successors shall be elected by the newly designated board of directors of HCB; HCB and RBI shall each continue to possess all of the rights, privileges and franchises possessed by each prior to this transaction; Each of HCB and RBI shall continue to be responsible for all of their respective liabilities and obligations; and the Share Acquisition shall not affect or impair the rights of the creditors or of any persons dealing with RBI or HCB.

     Section 2.02 THE CLOSING.

     (a) A "Closing" shall take place at a place mutually agreed upon by the parties, at a time and on a date to be specified by RBI, promptly after the satisfaction or, except in the case of receipt of the approvals of HCB's stockholders and regulatory authorities described in Sections 6.01(a) and (b), waiver of all of the conditions set forth in Sections 6.01 and 6.02 to this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment of those conditions), or at such other times and date as HCB and RBI may agree (the "CLOSING DATE"). At the Closing, (a) RBI and HCB shall each provide to the other such proof or indication of satisfaction of the conditions set forth in Sections 6.01 and 6.02 as the other may have reasonably requested; (b) the certificates, letters, and opinions required by Sections 6.01(f) and (g) and Sections 6.02(f) and (g) shall be delivered; (c) RBI and HCB shall cause the Certificate of Acquisition to be filed with the Secretary of State of the State of Oklahoma, (d) HCB shall certify to RBI (i) its Equity Capital (as defined in Section 2.03(d) below) and
(ii) the number of shares of HCB Stock then outstanding, and (e) RBI and HCB shall execute and deliver to each other all other instruments and assurances, and do all things, reasonably necessary and proper to effect the Share Acquisition and other transactions contemplated hereby.

     (b) The Share Acquisition shall become effective at 6:01 p.m. on the date that the Certificate of Acquisition is filed with the Secretary of State of the State of Oklahoma, unless a later time is agreed to in writing by RBI and HCB and so specified in the Certificate of Acquisition. The date and time at which the Share Acquisition shall become effective is referred to in this Agreement as the "EFFECTIVE TIME."

     (c) From and after the Effective Time, the effect of the Share Acquisition shall be as provided in this Agreement and in the applicable provisions of the Oklahoma General Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers of ownership in the HCB Stock shall vest in RBI, and the rights of the HCB shareholders shall be converted into the right to receive the Share Acquisition Consideration.

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     Section 2.03 CONVERSION OF SECURITIES.  At the Effective Time, by virtue of the Share Acquisition and without any action on the part of RBI, HCB or the holders of any of the following securities:

     (a) Each share of HCB Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into the right to receive the amount in cash set forth below ("SHARE ACQUISITION PRICE"), subject to adjustment as set forth in Section 2.03
(d) below:

          (i) $18.61 per share of HCB Stock, if the Effective Time, is on or prior to June 30, 2004;

          (ii) $18.62 per share of HCB Stock, if the Effective Time, is after June 30, 2004 but on or prior to July 31, 2004; or

          (iii) $18.63 per share of HCB Stock, if the Effective Time, is after July 31, 2004 but on or prior to August 31, 2004.

HCB represents that, as of the date of this Agreement, 1,447,013 shares of HCB Stock are outstanding. If between the date of this Agreement and the Effective Time, the outstanding shares of HCB Stock shall have been changed into a different number of shares or a different class, by reason of any stock issuance, stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Share Acquisition Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No adjustment of the Share Acquisition Price shall occur by reason of issuance or cancellation of any Option Shares under the Option Plan. At the Effective Time, all such shares of HCB Stock shall be owned by RBI and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Share Acquisition Consideration (as defined in Section 2.04(b)). The holders of such certificates previously evidencing such shares of HCB Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of HCB Stock except as otherwise provided herein or by law.

     (b) (i) Each share of HCB Stock held in the treasury of HCB and each share of HCB Stock owned by the HCB Bancshares, Inc. 1998 Stock Option Plan Trust immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (ii) To the extent participants in the Heartland Community Bank Directors' Retirement Plan (the "DRP") consent to the termination of the DRP and receive payment of their entire account balances at the Closing pursuant to Section 3.07 hereof, any shares of HCB Stock held immediately prior to the Effective Time by the Executive Officers' Grantor Trust or the Non-Employee Directors' Grantor Trust associated with the DRP and attributable to the account balances of such participants shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; any shares of HCB Stock held immediately prior to the Effective Date by the Executive Officers' Grantor Trust or the Non-Employee Directors' Grantor Trust associated with the

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DRP and attributable to the account  balances of such  participants who have not consented to termination of the DRP and elect to receive payment of their account balances after the Closing shall be converted into the right to receive the Share Acquisition Price pursuant to Section 2.03(a) hereof.

     (c) Prior to the Closing, each exercisable Stock Option shall be canceled and each option holder shall be entitled to receive, in lieu of each share of HCB Common Stock that would otherwise have been issuable upon the exercise thereof, a cash payment equal to the Share Acquisition Price less the per share exercise price applicable to such Stock Option. The cash payment to each holder of the Stock Options shall be paid by HCB to each holder prior to the Closing and shall be subject to all applicable federal and state tax withholding obligations. The outstanding Stock Options to be canceled in exchange for payment pursuant to the immediately preceding sentence shall not be deemed to be Stock Options issued and outstanding immediately prior to the Effective Time.

     (d) In the event that HCB's Equity Capital (as defined below) on the last day of the calendar month immediately preceding the Closing Date shall be less than $26,500,000 ("MINIMUM EQUITY"), the aggregate Share Acquisition Consideration paid pursuant to Sections 2.03(a), 2.03(b) and 2.03(c) will be reduced by an amount equal to the amount by which the Minimum Equity exceeds HCB's Equity Capital on the last day of the calendar month immediately preceding the Closing Date. For purposes of this Agreement, "EQUITY CAPITAL" shall equal the sum of the capital stock, capital surplus and retained earnings of HCB. Except as specifically provided herein, Equity Capital shall be determined pursuant to generally accepted accounting principles ("GAAP"). For purposes of the definition of Equity Capital, the amount of Equity Capital shall not be reduced by adjustments (unless in excess of the specified criteria) made for certain extraordinary items related to this Agreement and the Share Acquisition, including, but not limited to, adjustments for (i) legal fees, accounting fees, fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, all such fees and commissions not to exceed $600,000, (ii) any adjustment to the equity of HCB by reason of any unrealized loss in available for sale securities; and (iii) all costs for the acquisition and cancellation of all outstanding stock options issued by HCB and all payments to employees or former employees of HCB or the Bank or other costs and expenses to HCB or the Bank related to benefit plans, bonus plans, change in control agreements and covenants payable by HCB or the Bank or their successors which are incurred or accelerated, in whole or in part, by reason of the change in control or otherwise payable under any employment agreement, employee benefit plan, bonus plan, recognition plan, non-competition agreement or other plan or agreement adopted and maintained by HCB or the Bank, as more fully described and estimated on Schedule 2.03(d) hereof.

     Section 2.04 PAYMENT OF CONSIDERATION. (a) Prior to the Closing, RBI shall deposit, or shall cause to be deposited, with Registrar and Transfer Company ("TRANSFER AGENT"), for the benefit of the holders of shares of HCB Stock, for payment of the Share Acquisition Consideration in accordance with this Article II, through the Transfer Agent, cash in an amount equal to the product of (i) the Share Acquisition Price multiplied by (ii) the number of shares of HCB Stock outstanding, less any Dissenting Shares ("SHARE ACQUISITION FUND"). HCB shall pay over to the Transfer Agent the Deposit, as defined in Section 7.04, to be held and distributed as part of the Share Acquisition and RBI shall receive a credit for such amount.

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     (b) Promptly after the Effective Time, RBI will instruct the Transfer Agent to mail, within five days after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of HCB Stock (other than Dissenting Shares) ("CERTIFICATES"), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as RBI may reasonably specify) and
(2) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Share Acquisition Consideration, as defined below. Upon surrender of a Certificate for cancellation to the Transfer Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a sum in cash equal to the Share Acquisition Price multiplied by then number of shares of HCB Stock evidenced by the Certificate ("SHARE ACQUISITION CONSIDERATION") and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of HCB Stock which is not registered in the transfer records of HCB, the Share Acquisition Consideration may be paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of HCB Stock is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any
applicable   stock  transfer  taxes  have  been  paid.   Until   surrendered  as
contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Share Acquisition Consideration.

     (c) The Transfer Agent shall invest any cash included in the Share Acquisition Fund as directed by RBI, provided that such investments shall be solely in (a) marketable obligations of, or obligations guaranteed by, the United States of America, and/or (b) interests in any open-end or closed-end management type investment company or investment trust registered under the Investment Company Act of 1940, the portfolio of which is limited to obligations of, or obligations guaranteed by, the United States or any agency thereof ("Federal Obligations") and to agreements to repurchase Federal Obligations that are at least 100% collateralized by Federal Obligations marked to market on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to RBI

     (d) The Share Acquisition Consideration shall not be paid to any such holder, until the holder of such Certificate shall surrender such Certificate.

     (e) The Share Acquisition Consideration paid for the shares of HCB Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of HCB Stock.

     (f) Any portion of the Share Acquisition Fund which remains undistributed to the holders of HCB Stock on the date twelve (12) months following the Effective Time shall be delivered to RBI, upon demand, and any holders of HCB Stock who have not theretofore complied with this Article II shall thereafter look directly to RBI for the Share Acquisition Consideration to which they are entitled.

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     (g) RBI shall  not be  liable to any  holder of shares of HCB Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) RBI shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of HCB Stock such amounts as HCB is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by RBI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HCB Stock in respect of which such deduction and withholding was made by RBI.

     Section 2.05 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of HCB shall be closed and there shall be no further registration of transfers of shares of HCB Stock thereafter on the records of HCB. On or after the Effective Time, any certificates presented to the Transfer Agent or RBI for any reason shall be converted into the Share Acquisition Consideration.

     Section 2.06 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of HCB Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Share Acquisition or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "DISSENTING SHARES") in accordance with Section 1091 of the Oklahoma General Corporation Act (12 O.S. ss.1091) shall not be converted into or represent the right to receive the Share Acquisition Consideration. Such stockholders shall be entitled to receive payment of the fair value of such shares of HCB Stock held by them in accordance with such provisions of such statute, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of HCB Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Share Acquisition Consideration, as if such shares of HCB Stock, upon surrender, in the manner provided in Section 2.04, of the certificate or certificates that formerly evidenced such shares of HCB Stock.

     Section 2.07 LOST HCB STOCK CERTIFICATES. In the event any Certificate for HCB Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by RBI of appropriate and customary indemnification, RBI will pay (or direct the Transfer Agent to pay) the Share Acquisition Consideration for the shares of HCB Stock evidenced by such lost, stolen or destroyed Certificate, payable in respect thereof as determined in accordance with this Article II.

     Section 2.08 OPTIONS AND RIGHTS. Other than pursuant to the terms of the Option Plan and the MRP, there are no options or rights granted by HCB to purchase shares of HCB Stock, which are outstanding and unexercised and there are no outstanding securities issued by HCB, or any other party, convertible into HCB Stock.

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                                   ARTICLE III
                        ACTIONS PENDING SHARE ACQUISITION

     Section 3.01 REQUIRED ACTIONS PENDING SHARE ACQUISITION. HCB hereby covenants and agrees with RBI that prior to the Effective Time, unless the prior written consent of RBI shall have been obtained, and except as otherwise contemplated herein, HCB will and will cause each of its subsidiaries to:

     (a) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with HCB's existing employment procedures;

     (b) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

     (c) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

     (d) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

     (e) give RBI notice of all board of directors meetings of HCB and each of its subsidiaries, provide RBI with all written materials and communications provided to such directors in connection with such meetings, and allow RBI to have a non-voting representative at each such meeting, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action, and will not be entitled to receive written materials or other communications, concerning the Share Acquisition or to the extent that HCB's legal counsel advises the directors that permitting RBI's presence, or the receipt of written materials or other communications, would constitute a breach of their fiduciary duties.

     Section 3.02 PROHIBITED ACTIONS PENDING SHARE ACQUISITION. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, HCB shall not do, and HCB will cause each of its subsidiaries not to do, without the prior written consent of RBI which consent shall not be unreasonably withheld, any of the following:

     (a) make, declare or pay any dividend on HCB Stock, other than dividends consistent with historic practices or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of HCB's capital stock or the capital stock of any subsidiary (except for shares issued pursuant to the exercise

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of the Stock Options and the vesting and distribution of restricted stock awards made under the MRP), or any options, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries, except that HCB may repurchase shares from the Executive Officers' Grantor Trust or the Non-Employee Directors' Grantor Trust, or both, associated with the DRP in the connection with any payment by the DRP to a DRP participant of all or any portion of his or her DRP account balance;

     (b) hire any additional staff, except for personnel hired at an hourly rate to fill vacancies or for seasonal part time staff in accordance with past practices;

     (c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing agreements or plans;

     (d) except as directed by RBI consistent with the terms of this Agreement, or as otherwise required or permitted under this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, bonus retention, change in control, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

     (e) except as contemplated by Section 5.01(j), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

     (f) except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to HCB on a consolidated basis;

     (g) acquire any investment securities other than U.S. Treasury Securities, Arkansas municipal securities, U.S. Agency securities which are traditional fixed rate debt securities or floating rate mortgage-backed securities;

     (h) except in their fiduciary capacities, purchase any shares of HCB Stock;

     (i) except as contemplated by Section 5.01(j), change any method of accounting in effect at June 30, 2003, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending June 30, 2003, except as may be required by law or generally accepted accounting principles;

     (j) knowingly take any action which would or is reasonably likely to (1) adversely affect the ability of either of RBI or HCB to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (2) adversely affect HCB's ability to perform its covenants and agreements under this Agreement; or (3) result in any of the conditions to the Share Acquisition set forth herein not being satisfied;

     (k) make any new single loan or series of loans to one borrower or a related group of borrowers in an aggregate amount greater than $250,000.00, unless approved by RBI provided that the failure of RBI to respond to any request for the approval of such a loan within twenty-four (24) hours shall be deemed to be an approval;

     (l) sell or dispose of any real estate or other assets having a value in excess of $75,000.00, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to HCB or its subsidiaries; or

     (m) directly or indirectly agree to take any of the foregoing actions.

     Section 3.03 CONDUCT OF HCB TO DATE. Except as contemplated by this Agreement or as disclosed on Schedule 3.03, from and after June 30, 2003 through the date of this Agreement:

     (a) HCB and the Bank have carried on their respective businesses in the ordinary and usual course consistent with past practices,

     (b) neither HCB nor the Bank have issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of HCB or the Bank,

     (c) all dividends declared or paid by HCB have been in accordance with past practices,

     (d) neither HCB nor the Bank have incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,

     (e) neither HCB nor the Bank have discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

     (f) neither HCB nor the Bank have, since June 30, 2003, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

     (g) except as disclosed to RBI in the Disclosure Letter, neither HCB nor the Bank increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

     (h) neither HCB nor the Bank has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

     (i) except as disclosed to RBI in the Disclosure Letter, neither HCB nor the Bank has canceled or compromised any debt owed to it or any of its subsidiaries, to an extent exceeding $50,000.00 or any claim asserted by HCB or any of its subsidiaries in any judicial or other official government forum, to an extent exceeding $50,000.00,

     (j) neither HCB nor the Bank has entered into any transaction, contract, or commitment outside the ordinary course of its business,

     (k) neither HCB nor the Bank has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

     (l) there has not been any change in the method of accounting or accounting practices of HCB or any of its subsidiaries, except as required by generally accepted accounting principles, and

     (m) HCB and the Bank have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

     3.04 NO SOLICITATION. (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, HCB and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Competing Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiring or the making of any proposal that constitutes or may reasonably be expected to lead to, any Competing Acquisition Proposal, (iii) engage in discussions with any person with respect to any Competing Acquisition Proposal or (v) enter into any contract relating to any Competing Acquisition Transaction (as defined below); provided, however, this
Section 3.04(a) shall not prohibit HCB or its Board of Directors from (A) furnishing information regarding HCB and its subsidiaries to, entering into a customary confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn), (B) taking the actions described in Section 3.05(c) as permitted thereby, (C) recommending a Superior Offer to HCB's shareholders or (D) terminating this Agreement pursuant to Section 7.01(h) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Offer, if in the case of either (A),
(B), (C) or (D), (1) neither HCB nor any representative of HCB and its Subsidiaries shall have violated any of the restrictions set forth in this
Section 3.04, (2) the Board of Directors of HCB concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of HCB to comply with its fiduciary obligations to HCB's shareholders under applicable law, (3) within one business day of furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, HCB gives RBI written notice of the identity of such person or group and of HCB's decision to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and HCB receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person or group by or on behalf of HCB, and (4) contemporaneously with furnishing any such information to such person or group, HCB furnishes such information to RBI (to the extent such information has not been previously furnished by HCB to RBI). Nothing in this
Section 3.04(a) shall prevent HCB or its Board of Directors from complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to a Competing Acquisition Proposal with respect to which no violation of this
Section 3.04 shall have occurred. HCB and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of HCB or any of its subsidiaries or any investment banker, attorney or other advisor or representative of HCB or any of its subsidiaries shall be deemed to be a breach of this Section 3.04 by HCB.

     For purposes of this Agreement, "Competing Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by RBI) relating to any Competing Acquisition Transaction. For the purposes of this Agreement, "Competing Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from HCB by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of HCB or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of HCB or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving HCB pursuant to which the shareholders of HCB immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;
(B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of HCB; or (C) any liquidation or dissolution of HCB.

     (b) In addition to the  obligations  of HCB set forth in  paragraph  (a) of
Section 3.04, HCB, as promptly as practicable, shall advise RBI orally and in writing of any request received by HCB for information which HCB reasonably believes would lead to a Competing Acquisition Proposal or of any Competing Acquisition Proposal, or any inquiry received by HCB with respect to, or which HCB reasonably believes would lead to any Competing Acquisition Proposal, the material terms and conditions of such request, Competing Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Competing Acquisition Proposal or inquiry. HCB will keep RBI informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Competing Acquisition Proposal or inquiry.

     Section 3.05. HCB SHAREHOLDER MEETING. (a) Promptly after the execution of this Agreement, HCB shall commence to take such actions as may be necessary to obtain adoption and approval of this Agreement by shareholders of HCB, including, without limitation, the calling of such meeting to be held on or before June 25, 2004, and the preparation of preliminary proxy materials for the special meeting of shareholders of HCB ("PROXY STATEMENT"). RBI will furnish to HCB any information which HCB may reasonably request in connection with the preparation and filing with the SEC of such preliminary proxy materials. HCB shall notify RBI promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply RBI with copies of all correspondence between HCB or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Upon completion of preparation by HCB of such preliminary Proxy Statement, HCB will furnish to RBI copies of such preliminary proxy materials which HCB proposes to send to its shareholders. HCB shall use its reasonable efforts to cause the Proxy Statement to be mailed to HCB's shareholders as promptly as practicable after filing with the SEC, including by responding as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.

     If at any time after the mailing of proxy solicitation materials and before the Effective Time (i) any information relating to HCB, RBI or any of their respective affiliates, officers or directors, should be discovered by HCB or RBI which should be set forth in an amendment or supplement to the proxy statement, so that the proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovered such information shall promptly notify the other parties thereto or (ii) any event shall have occurred as a result of which, in the opinion of counsel for HCB, a resolicitation of proxies from the shareholders of HCB or the preparation of amended or supplemented proxy solicitation materials is necessary or advisable, the parties shall promptly prepare, in accordance with the procedures provided for above, and distribute to the shareholders of HCB an appropriate amendment or supplement to the proxy solicitation materials previously distributed. Notwithstanding the foregoing, prior to filing the proxy statement, or any amendment or supplement thereto, or prior to responding to any comments of the SEC with respect thereto, HCB shall provide RBI with a reasonable opportunity to review and comment on such document or response.

     Unless HCB's Board of Directors has withdrawn its recommendation of this Agreement and the Share Acquisition in compliance with Section 3.05(c), subject to all applicable federal securities laws, HCB shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Share Acquisition pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders as required by the Oklahoma General Corporation Act or applicable NASDAQ requirements to obtain such approval. Unless HCB's Board of Directors has withdrawn its recommendation of this Agreement and the Share Acquisition in compliance with
Section 3.05(c), HCB and RBI shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of
shareholders   required  by  applicable   law  and  such  party's   Articles  of
Incorporation and Bylaws to effect the Share Acquisition. HCB's obligation to call, give notice of, convene and hold the HCB Shareholders' Meeting in accordance with this Section 3.05(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to HCB of any Competing Acquisition Proposal or any changes in the Board of Directors' recommendation regarding the Share Acquisition.

     (b) Subject to subsection (c) of this Section 3.05 and subject to the exercise by the Board of Directors of HCB of their fiduciary duties: (i) the Board of Directors of HCB shall recommend that HCB's shareholders vote in favor of and adopt and approve this Agreement and the Share Acquisition at the HCB Shareholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of HCB has recommended that HCB's shareholders vote in favor of and adopt and approve this Agreement and the Share Acquisition at the HCB Shareholders' Meeting; and (iii) neither the Board of Directors of HCB nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to RBI, the recommendation of the Board of Directors of HCB that HCB's shareholders vote in favor of and adopt and approve this Agreement and the Share Acquisition.

     (c) Nothing in this Agreement shall prevent the Board of Directors of HCB from, prior to a favorable vote of the Shareholders of HCB, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Share Acquisition or from not including its recommendation in favor of adopting and approving this Agreement and the Share Acquisition in the Proxy Statement if (i) a Superior Offer (as defined below) is made to HCB and not withdrawn, (ii) neither HCB nor any of its representatives shall have violated any of the restrictions set forth in Section 3.04 and HCB is not then in breach of this Agreement, (iii) the Board of Directors of HCB concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of HCB to comply with its fiduciary obligations to HCB's shareholders under applicable law; and (iv) HCB complies with the requirements of Section 7.01(h); provided, however, that prior to any commencement thereof, HCB shall have given RBI at least forty-eight (48) hours notice thereof and the opportunity to meet with HCB and its counsel. Nothing contained in this Section 3.05 shall limit HCB's obligation to hold and convene the HCB Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of HCB shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HCB pursuant to which those shareholders of HCB immediately preceding such transaction will hold less than 51% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by HCB of substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by HCB), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 35% of the voting power of the then outstanding shares of capital stock of HCB, in each case on terms that the Board of Directors of HCB determines, in its reasonable judgment to be more favorable and provide higher value to HCB shareholders (taking into account all terms and conditions and the likelihood of consummation) than the terms of the Share Acquisition (after receipt and consideration of written advice of its financial advisor).

     Section 3.06 TERMINATION OF HCB ESOP. As soon as practicable after the execution of this Agreement, HCB shall take such actions as may be necessary or appropriate to terminate the HCB Bancshares, Inc. Employee Stock Ownership Plan ("ESOP") as of the Effective Time. Between the date hereof and the Effective Time, the existing ESOP loan indebtedness shall be paid in accordance with the terms of the ESOP and the applicable provisions of the Code to fund such loan payments. Any indebtedness of the ESOP that remains as of the Effective Time shall be repaid from the ESOP's related trust in accordance with Section 17.3 of the ESOP. Upon the repayment of the ESOP loan, all remaining funds in the ESOP's suspense account will be allocated to ESOP participants in accordance with the terms of the ESOP. HCB is authorized to submit, as soon as possible after the execution of this Agreement, a determination application with the Internal Revenue Service regarding the tax-qualification of the ESOP upon its termination. Subject to the conditions described herein and the receipt of a favorable Internal Revenue Service determination letter, as soon as practicable after the Effective Time and the repayment of the ESOP loan, participants in the ESOP shall be entitled to elect to have the amounts in their ESOP accounts either distributed to them in a cash lump sum or rolled over in cash to a tax-qualified plan maintained by RBI or to an individual retirement account. The actions by HCB relating to termination of the ESOP will be subject to the consummation of the Share Acquisition. As of and following the Effective Time, RBI shall carry out the termination of the ESOP through distribution of its assets in accordance with this Section 3.06 and as otherwise required by the terms of the ESOP and applicable law.

     Section 3.07 DIRECTORS' RETIREMENT PLAN. As soon as practicable after the execution of this Agreement, the Bank will take such actions as are necessary or appropriate to terminate the DRP. Subject to the consummation of this Agreement and the written consent of each participant of the DRP, the Bank shall pay to each participant listed in Schedule 3.07 his or her entire account balance under the DRP in a single sum at the Closing. Notwithstanding anything in this Section
3.07 to the contrary, if a participant of the DRP does not consent to a single sum payment of his or her account balance, the grantor trust that was established in connection with the DRP shall remain in existence and shall be maintained in accordance with its terms as in effect on the date of this Agreement until such participant's entire account balance under the DRP has been distributed to the participant in accordance with his or her election form, If such grantor trust is required to remain in existence after the Effective Time and if the current trustees of the trust resign or are removed after the Effective Time, such resigning or removed trustees shall appoint as their successor a third party financial institution that has trust powers and that is independent of RBI, subject to the consent of the remaining participants of the DRP who are entitled to receive benefits under the DRP.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     Section 4.01 REPRESENTATIONS AND WARRANTIES. Except as disclosed in the Disclosure Letter, RBI represents and warrants to HCB, and HCB and the Bank represent and warrant to RBI, that:

     (a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

     (b) All of the outstanding shares of its capital stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

     (c) In the case of HCB, the shares of capital stock of each of its subsidiaries are owned by HCB free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

     (d) Each has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect, as hereinafter defined, where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

     (e) The Board of Directors of each RBI and HCB have, by all appropriate action, approved this Agreement and the Share Acquisition. Subject to the receipt of approval of shareholders of HCB and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of each, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries, if any, or to which it or its subsidiaries, if any, (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, its articles of incorporation or by-laws or those of its subsidiaries, if any; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Sections 6.01(b) and 6.02(b), the approval of the shareholders of HCB and RBI referred to in Sections 3.05 and 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

     (g) In the case of HCB, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended June 30, 2003, nor any other document filed subsequent to June 30, 2003 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2001, 2002 and 2003, (collectively, the "HCB REPORTS"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the HCB Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the HCB Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to savings and loan holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the HCB Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the HCB Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     (h) Since June 30, 2000, HCB has timely filed all reports required to be filed by it pursuant to the Exchange Act.

     (i) Since June 30, 2003, in the case of HCB,, there has been no Material Adverse Change in the financial condition of HCB and its subsidiaries, taken as a whole.

     (j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or its subsidiaries, if any, have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed, as amended, are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

     (k) (1) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or its subsidiaries, if any, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of thrifts or and savings and loan holding companies or engaged in the insurance of thrift deposits ("BANK REGULATORS"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

     (l) Except for this Agreement, and arrangements made in the ordinary course of business, neither HCB nor the Bank is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to RBI or disclosed as an exhibit to the HCB Reports.

     (m) All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an "accumulated funding deficiency," as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the "benefit liabilities," as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a "reportable event," as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a "multiemployer plan," as defined in
Section  3(37)  of

ERISA, on or after September 26, 1980; and it and its subsidiaries, if any, do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

     (n) In the case of HCB, it and its subsidiaries, have good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the HCB Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of HCB substantially all of the buildings and equipment in regular use by HCB and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and 6.02(b) should not be obtained without the imposition of any condition of the type referred to in the proviso contained in such subsections.

     (p) It and its subsidiaries, if any, have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

     (q) Neither it nor its subsidiaries, if any, is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

     (r) Except for the advisors disclosed in the Disclosure Letter, neither it, its subsidiaries, if any, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

     (s) The information to be supplied by it for inclusion in the Proxy Statement together with any Form 8-K and/or such other form(s) as may be appropriate to be filed under the Securities Exchange Act of 1934 ("EXCHANGE ACT") will not at the time any such Form 8-K is filed and, in the case of the Proxy Statement, at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (t) For purposes of this section, the following terms shall have the indicated meaning:

     "Environmental  Law"  means  any  federal,  state  or local  laws  statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (2) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

     "Loan Portfolio Properties and Other Properties" means those properties owned or operated by HCB or the Bank.

     In the case of HCB and the Bank:

     (1) To its best knowledge, neither HCB nor the Bank is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

     (2) To its best knowledge, none of the Loan Portfolio Properties and Other Properties owned by HCB or the Bank is in violation of any Environmental Law, except any such violations which singly or in the aggregate will not have a Material Adverse Effect; and

     (3) To its best knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties owned by HCB or the Bank under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

     (u) In the case of HCB, it and its subsidiaries, if any, have complied in all materials respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices.

     (v) In the case of RBI, it will have at the Effective Time sufficient cash funds to pay the aggregate Share Acquisition Consideration.

     (w) In the case of RBI, neither it nor any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) know of any fact or circumstance involving the operating or financial condition of RBI or the background or credentials of any of its Affiliates or Associates that would prevent it from consummating the transactions contemplated by this Agreement or from obtaining the regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement.

     (x) In the case of RBI, it shall have delivered to HCB copies of any offering materials or private placement memorandum with respect to the offer and sale of any share of its capital stock or debt securities, provided that HCB and its officer, agents, attorneys and other advisors have agreed to maintain the confidentiality of such offering materials and private placement memorandum, unless disclosure thereof is required by law.

     Section 4.02 REPRESENTATIONS AND WARRANTIES OF HCB. Except as disclosed in writing in the Disclosure Letter and except for imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on HCB and the subsidiaries taken as a whole, HCB and the Bank represent and warrant to RBI that:

     (a) All loans outstanding as of the date hereof were made in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

     (b) The amount represented to RBI (i) on HCB's quarterly Report on Form 10-Q for the quarter ended September 30, 2003 as the aggregate balances owing on the loans and (ii) on the general ledger and other accounting records of the Bank as the balances owing on the loans are the materially correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims which in the aggregate would have a Material Adverse Effect;

     (c) The collateral securing each loan as referenced in the Bank's loan files, loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by HCB or the Bank to secure each loan;

     (d) HCB or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors, except where the failure to hold or possess such documents would not have a Material Adverse Effect on HCB and its subsidiaries taken as a whole;

     (e) HCB or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record, except where the failure to hold or possess such documents would not have a Material Adverse Effect on HCB and its subsidiaries taken as a whole;

     (f) Each lien or security interest of HCB or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by HCB or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files, except where the failure to hold or possess such documents would not have a Material Adverse Effect on HCB and its subsidiaries taken as a whole;

     (g) HCB and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession, except where the failure to hold or possess such documents would not have a Material Adverse Effect on HCB and its subsidiaries taken as a whole;

     (h) All guaranties granted to HCB or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law, except where the failure to hold or possess such documents would not have a Material Adverse Effect on HCB and its subsidiaries taken as a whole;

     (i) With respect to any loans in which HCB or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

                                    ARTICLE V
                                    COVENANTS

     Section 5.01 COVENANTS. RBI hereby covenants with and to HCB, and HCB hereby covenants with and to RBI, that:

     (a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

     (b) It shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) in each case subject to the fiduciary duties of its directors, its Board shall recommend, by at least majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) in the case of HCB, distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law; and (4) cooperate and consult with each other with respect to each of the foregoing matters;

     (c) HCB and RBI will cooperate in the preparation and filing of the Proxy Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

     (d) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

     (e) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates, (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

         (f) (1) Upon reasonable notice, it shall, and shall cause its subsidiaries, if any, to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "REPRESENTATIVES") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, commitments and records, except for Board minutes related to the Share Acquisition and the Board process resulting in the Share Acquisition; it shall enable the other party's Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since June 30, 2003, and (b) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph
(f) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, if any, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement or application made by or on behalf of HCB, RBI or their respective subsidiaries, if any, to any governmental body or agency in connection with or material to the Share Acquisition and the other transactions contemplated by this Agreement; and
(3) it will not
use any information obtained pursuant to this Paragraph (f) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (f) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

     (g) It shall  notify the other party hereto as promptly as  practicable  of
(1) any material breach of any of its warranties, representations or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

     (h) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of RBI, submission of applications for approval of this Agreement and the transactions contemplated herein to the OTS in accordance with the provisions of the Home Owners' Loan Act, and to any other regulatory agencies as required by law, and RBI shall provide HCB with a reasonable opportunity to review and comment on any such documentation. RBI shall file all applications required for approval of this Agreement and the transactions contemplated herein with the OTS within forty five (45) days after the date of this Agreement;

     (i) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

     (j) Prior to the Effective Date, HCB shall, consistent with generally accepted accounting principles and applicable laws and regulations, cause the Bank to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied on a satisfactory basis to RBI; provided, however, that no such action pursuant to this subsection
(j) need be taken unless and until RBI and HCB acknowledge that all conditions to their respective obligations to consummate the Share Acquisition have been satisfied and no such accrual or other adjustment made by HCB pursuant to the provisions of this subsection (j) shall constitute an acknowledgment by HCB or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (j).

     Section 5.02 EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL PROTECTIVE AGREEMENTS.

     (a) As of the Effective Time, RBI agrees that the respective Employment Agreements between each of HCB and the Bank and Charles Black and Vida Lampkin and the respective Change in Control Protective Agreements between each of HCB and the Bank and Scott Swain, Paula Bergstrom and Henry Pryor shall be terminated by HCB and Bank. In connection with the termination of their respective Employment Agreements, Mr. Black shall be entitled to receive payment as contemplated in Sections 12(b) and 12(d) of his Employment Agreement with the Bank and Sections 12(b) and 12(c) of his Employment Agreement with HCB, and Ms. Lampkin shall be entitled to receive payment as contemplated in Section 12(b) of her Employment Agreements with HCB and the Bank. In connection with the termination of their respective Change in Control Protective Agreements, Mr. Swain and Ms. Bergstrom shall be entitled to receive payments as contemplated in Sections 3 and 5 of their respective Change in Control Protective Agreement with HCB and the Bank. Mr. Pryor shall be entitled to receive payment as contemplated in Section 3 of his Change in Control Protective Agreements with HCB and the Bank.

     (b) Except as otherwise provided in this Agreement, RBI shall honor and cause its subsidiaries to honor all employment, severance, change in control, retention bonus and other contractual agreements as between HCB, its successor in interest, or the Bank and any current or former officer, employee or director.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

     Section 6.01 CONDITIONS FOR RBI. The obligation of RBI to effect the Share Acquisition shall be subject to the satisfaction prior to the Effective Time of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of HCB in accordance with applicable law;

     (b) The approval of this Agreement and the transactions contemplated hereby by the OTS and the expiration of any statutory waiting periods; provided, however, that no approval or consent described in this Section 6.01(b) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that RBI or HCB would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

     (c) The satisfaction of all other requirements  prescribed by law which are
necessary  to  the  consummation  of  the  transactions   contemplated  by  this
Agreement;

     (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Share Acquisition; and

     (e) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Share Acquisition; and

     (f) RBI shall have received an opinion, dated the Effective Date, of HCB's counsel in the form set forth in Exhibit A;

     (g) Each of the representations, warranties and covenants herein of HCB shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, except as otherwise contemplated by this Agreement, and RBI shall have received a certificate signed by the President and the Chief Financial Officer of HCB, dated the Effective Date, to such effect;

     (h) Phase I environmental audits of all real property owned by HCB or any of its subsidiaries shall have been conducted at RBI's expense, or waived, and shall, to RBI's reasonable satisfaction, reflect no material problems under Environmental Laws, which would result in a Material Adverse Effect on HCB and its subsidiaries taken as a whole;

     (i) No litigation or proceeding is pending which (1) has been brought against RBI or HCB or their subsidiaries, if any, by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of RBI is likely to have a Material Adverse Effect on RBI or HCB;

     Section 6.02 CONDITIONS FOR HCB. The obligation of HCB to effect the Share Acquisition shall be subject to the satisfaction prior to the Effective Time of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of HCB in accordance with applicable law;

     (b) The approval of this Agreement and the transactions contemplated hereby by the OTS and the expiration of any statutory waiting periods; provided, however, that no approval or consent described in this Section 6.02(b) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that RBI or HCB would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

     (c) The satisfaction of all other requirements  prescribed by law which are
necessary  to  the  consummation  of  the  transactions   contemplated  by  this
Agreement;

     (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Share Acquisition;

     (e) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Share Acquisition; and

     (f) HCB shall have received an opinion, dated the Effective Date, of RBI's counsel in the form attached as Exhibit B;

     (g) Each of the representations, warranties and covenants contained herein of RBI shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, except as otherwise specifically contemplated by this Agreement, and HCB shall have received a certificate signed by the President of RBI, dated the Effective Date, to such effect;

     (h) No litigation or proceeding is pending which (1) has been brought against RBI or HCB or their subsidiaries, if any, by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of HCB is likely to have a Material Adverse Effect on HCB;

     (i) The Transfer Agent shall have delivered to HCB a certificate to the effect that it has received a wire transfer of the aggregate Share Acquisition Consideration from RBI and the Transfer Agent shall have agreed to disburse such monies to the shareholders of HCB in accordance with the terms and provisions of the Agreement subsequent to the consummation of the Share Acquisition.

     Section 6.03 EFFECT OF REQUIRED ADJUSTMENTS. Any effect on HCB as a result of action taken by HCB pursuant to Sections 3.01(a) and 5.01(j) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of HCB and for purposes of determining whether any conditions or covenants are satisfied.

                                   ARTICLE VII
                                   TERMINATION

     Section 7.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of HCB:

     (a) by mutual written consent duly authorized by the Boards of Directors of RBI and HCB;

     (b) by either HCB or RBI, if the Share Acquisition shall not have been consummated on or before August 31, 2004; unless extended by the Boards of Directors of HCB and RBI for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Acquisition to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

     (c) by either HCB or RBI if a Bank Regulator shall have issued an Order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Acquisition, which Order shall have become final and nonappealable;

     (d) by either HCB or RBI if either: (i) the HCB Shareholders' Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of HCB shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the shareholders of HCB contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to HCB where the failure to obtain HCB shareholder approval shall have been caused by the action or failure to act of HCB, and such action or failure to act constitutes a breach by HCB, of this Agreement;

     (e) by HCB, upon a material breach of any covenant or agreement on the part of RBI set forth in this Agreement, or if any representation or warranty of RBI shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.02 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, if such breach would prevent RBI from consummating the Closing or the transactions contemplated hereby, provided, that if such inaccuracy in RBI 's representations and warranties or breach by RBI is curable by RBI through exercise of commercially reasonable efforts, then HCB may not terminate this Agreement pursuant to this Section 7.01(e) for thirty (30) days after delivery of written notice from HCB to RBI of such breach, provided, that RBI continues to exercise commercially reasonable efforts to cure such breach (it being understood that HCB may not terminate this Agreement pursuant to this Section 7.01(e) if such breach by RBI is cured during such thirty-day period);

     (f) by RBI, upon a material breach of any covenant or agreement on the part of HCB set forth in this Agreement, or if any representation or warranty of HCB shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.01 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in HCB's representations and warranties or breach by HCB is curable by HCB through exercise of its commercially reasonable efforts, then RBI may not terminate this Agreement pursuant to this Section 7.01(f) of thirty (30) days after delivery of written notice from RBI or HCB of such breach, provided, that HCB continues to exercise commercially reasonable efforts to cure such breach (it being understood that RBI may not terminate this Agreement pursuant to this Section 7.01(f) if such breach by HCB is cured during such thirty-day period);

     (g) by RBI if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of HCB or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to RBI its recommendation in favor of the adoption of this Agreement or the approval of the Share Acquisition; (ii) HCB shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of HCB in favor of the adoption of this Agreement and the approval of the Share Acquisition; (iii) the Board of Directors of HCB fails to confirm in writing to RBI its intention to proceed with the transaction contemplated by this Agreement within fifteen (15) business days after RBI requests in writing that such recommendations be confirmed at any time following the public announcement and during the pendency of a Competing Acquisition Proposal; (iv) the Board of Directors of HCB or any committee thereof shall have recommended to the shareholders of HCB or approved any Competing Acquisition Proposal; (v) HCB shall have entered into any agreement or contract accepting any Competing Acquisition Proposal;(vi) HCB shall have breached any of the provisions of Section 3.05(c) of this Agreement or (vii) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of HCB shall have been commenced by a person unaffiliated with RBI and HCB shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that HCB recommends rejection of such tender or exchange offer.

     (h) (i) by HCB, prior to the vote of the shareholders of HCB on the Agreement, if, after receiving a Superior Offer and in the absence of any prior breach of the provisions of this Agreement, the Board of Directors of HCB determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of HCB under applicable law; provided, however, that HCB may not terminate this Agreement pursuant to this subsection (h) until two (2) days have elapsed following delivery to RBI of written notice of such determination of HCB (which written notice will inform RBI of the material terms and conditions of the Superior Offer; provided, further, that such determination and the right to terminate under this Section 7.01(h) shall not be effective until (X) HCB has made payment to RBI of the amounts required to be paid pursuant to Section 7.03(b)(ii) and (Y) the occurrence of the earliest of HCB executing an agreement related the Superior Offer or the consummation of the Superior Offer.

          (ii) Upon receipt of a Competing Acquisition Proposal, in the absence of any prior breach of the provisions of this Agreement, HCB may, by giving written notice to RBI suspend this Agreement while it evaluates the Competing Acquisition Proposal. In the event of any such suspension, any deadlines or time periods contained in the Agreement shall be tolled and, if HCB revokes the suspension and expresses its intent to consummate the transactions contemplated by this Agreement, all deadlines and time periods set forth in the Agreement shall be extended by the number of days the suspension was in effect.

     (i) by RBI

          (i) if any of the  conditions to the  obligations  of RBI set forth in
Article 6.01 have not been satisfied or waived by RBI at closing or RBI reasonably determines that the timely satisfaction of any condition set forth in
Article 6.01 has become impossible (other than as a result of any failure on the part of RBI to comply with or perform any covenant or obligation of RBI set forth in this Agreement), provided that is such breach of a covenant or obligation is curable by HCB through exercise of its commercially reasonable efforts, then RBI may not terminate this Agreement pursuant to this Section 7.01(i) until thirty (30) days after delivery of written notice from RBI of such breach, provided, that HCB continues to exercise commercially reasonable efforts to cure such breach (it being understood that RIB may not terminate this Agreement pursuant to this Section 7.01(i) if such breach by HCB is cured during such 30-day period); or

         (ii) in the event there has been a Material Adverse Effect on HCB.

     (j) By HCB if any of the conditions to the  obligations of HCB set forth in
Article VI have not been satisfied or waived by HCB at closing or HCB reasonably determines that the timely satisfaction of any condition set forth in Section
6.02 has become impossible (other than as a result of any failure on the part of HCB to comply with or perform any covenant or obligation of HCB set forth in this Agreement) but only if the failure to satisfy the condition would prevent RBI from consummating the Closing or the transactions contemplated hereby, provided that is such breach of a covenant or obligation is curable by RBI through exercise of its commercially reasonable efforts, then HCB may not terminate this Agreement pursuant to this Section 7.01(j) until thirty (30) days after delivery of written notice from HCB of such breach, provided, that RBI continues to exercise commercially reasonable efforts to cure such breach (it being understood that HCB may not terminate this Agreement pursuant to this Section 7.01(j) if such breach by RBI is cured during such thirty (30) day period);

     Section 7.02 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.01 will be effective immediately upon (or if termination is pursuant to Section 7.01(e); 7.01(f); 7.01(i) or 7.01(j) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice thereof by the terminating party to the other Parties. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall be of no further force or effect, with no liability of Party to the other Parties, except (i) the provisions set forth in Section, 5.01(f)(3), Section 7.02, Section 7.03, Section 7.04, Section 9.04 and Section 9.05 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

     Section 7.03 FEES AND EXPENSES. (a) Except as set forth in this Article VII, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Share Acquisition is consummated.

     (b)(i) If after the receipt by HCB, and during the pendency, of a Competing Acquisition Proposal, this Agreement is terminated by RBI pursuant to Section
7.01(g)(i), 7.01(g)(ii) or 7.01(g)(iii) or the Agreement is suspended by HCB pursuant to Section 7.01(h)(ii), HCB shall pay to RBI in immediately available funds, within one (1) business day after demand by RBI an amount equal to the greater of (X) $350.000.00, or (Y) the actual out of pocket costs of RBI incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000.00.

     (ii) If this Agreement is terminated by RBI pursuant to Section 7.01(g) for reasons not described in subsection 7.03(b)(i) above, or by HCB pursuant to
Section 7.01(h)(i), HCB shall pay to RBI in immediately available funds, within one (1) business day after demand by RBI an amount equal to $1,075,000.00 (the "Termination Fee"), less any sums previously paid under subsection 7.03(b)(i) above.

     (iii) If (A) this Agreement is terminated by RBI or HCB, as applicable, pursuant to Sections 7.03(b)(i) or 7.01(d), (B) prior to such termination a HCB shall have received a Competing Acquisition Proposal and (C) within twelve (12) months following the termination of this Agreement, an HCB Acquisition (as defined below) is consummated or HCB enters into an agreement or binding letter of intent providing for an HCB Acquisition, then HCB shall pay RBI in immediately available funds upon the earlier of the execution of an agreement relating to the HCB

Acquisition or the consummation of the HCB Acquisition, an amount equal to the Termination Fee less any sums previously paid under subsection 7.03(b)(i) above.

     (iv) Each of HCB and RBI acknowledges that the agreements contained in this
Section 7.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, RBI would not enter into this Agreement; accordingly, if HCB fails to pay in a timely manner the amounts due pursuant to this Section 7.03(b) and, in order to obtain such payment, RBI makes a claim that results in a judgment against HCB for the amounts set forth in this
Section 7.03(b), HCB shall pay to RBI its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.03(b) at the Wall Street Journal prime rate in effect on the date such payment was required to be made.

     (v) For the purposes of this Agreement, "HCB Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HCB pursuant to which those shareholders of HCB immediately preceding such transaction will hold less than 35% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by HCB of assets representing in excess of 35% of the aggregate fair market value of HCB's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by HCB), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 35% of the voting power of the then outstanding shares of capital stock of HCB.

     (vi) Notwithstanding anything in this Section 7.03 to the contrary, if the Agreement is terminated under circumstances that entitle HCB to retain the Deposit, as defined below, pursuant to the terms of Section 7.04, then RBI shall not be entitled to receive any sums under Section 7.03(b)(i) or the Termination Fee; provided that RBI shall have no obligation to reimburse any funds received under Section 7.03(b)(i) as result of a suspension.

     Section 7.04 DISPOSITION OF EARNEST MONEY DEPOSIT. Upon the execution of this Agreement, RBI has deposited the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) with HCB as an earnest money deposit ("DEPOSIT"). On the Closing Date, the Deposit shall be applied in payment of the aggregate Share Acquisition Consideration payable to HCB shareholders. In the event that the transactions contemplated by this Agreement are not consummated in accordance with the terms of this Agreement, the Deposit shall be treated as set forth below.

     (a) If the Agreement is terminated under Sections 7.01(a), 7.01(c), 7.01(f), 7.01(g) or 7.01(h), then the Deposit shall be immediately returned to RBI, provided, however, if this Agreement is terminated under Section 7.01(c) in the case of an Order or action specifically applicable to RBI or its directors or executive offices rather than of general applicability to banks or savings associations and/or their holding companies or directors or executive officers then the deposit shall be retained by HCB;

     (b) If the Agreement is properly terminated by HCB or RBI under 7.01(b), the Deposit shall be retained by HCB, provided however, that if the Agreement is terminated by RBI and the reason for such termination is action or failure to act by HCB which is a breach of this Agreement and the principal cause of or resulted in the failure of the Share Acquisition to occur on or before the date specified in Section 7.01(b), then the Deposit shall be immediately returned to RBI.

     (c) If the Agreement is terminated by HCB under 7.01(d), then the Deposit shall be immediately returned to RBI;

     (d) If the Agreement is terminated under Section 7.01(e) then the Deposit shall be retained by HCB;

     (e) If the Agreement is terminated under Section 7.01(i), pursuant to 7.01(i)(i) for a failure of the conditions specified in 6.01(a), 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g), 6.01(h) or 6.01(i) or pursuant to
7.01(i)(ii), then the Deposit shall be immediately returned to RBI, provided, however, if this Agreement is terminated under Section 7.01(i) for failure of the conditions specified in Section 6.01(d), Section 6.01(e) or Section 6.01(i) in the case of a legal requirement, an order, decree or injunction, or a statute, rule, regulation, order, injunction or decree, or litigation or proceeding specifically applicable to RBI or its directors or executive offices rather than of general applicability to banks or savings associations and/or their holding companies or directors or executive officers than the deposit shall be retained by HCB. If the Agreement is terminated under Section 7.01(i), pursuant to 7.01(i)(i) for a failure of the conditions specified in 6.01(b) then the Deposit shall be retained by HCB.

     (f) If the Agreement is terminated under Section 7.01(j), for a failure of the conditions specified in 6.02(a), 6.02(c), 6.02(d), 6.02(e) or 6.01(h), then the Deposit shall be immediately returned to RBI, provided, however, if this Agreement is terminated under Section 7.01(j) for failure of the conditions specified in Section 6.01(c), Section 6.02(d), Section 6.02(e) or Section 6.02(h), in the case of a legal requirement, an order, decree or injunction, a statute, rule, regulation, order, injunction or decree, or litigation or proceeding specifically applicable to RBI or its directors or executive officers rather than of general applicability to banks or savings associations and/or their holding companies or directors or executive officers then the deposit shall be retained by HCB. If the Agreement is terminated under Section 7.01(j), for a failure of the conditions specified in 6.02(b), 6.02(f), 6.02(g) or 6.02(i), then the Deposit shall be retained by HCB.

                                  ARTICLE VIII
                        EFFECTIVE DATE AND EFFECTIVE TIME

     Section 8.01 EFFECTIVE DATE AND EFFECTIVE TIME. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Certificate of Acquisition shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Share Acquisition provided for herein shall become effective upon such filing or on such date as may be specified in such Certificate of Acquisition, herein called the "EFFECTIVE DATE." The

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

"EFFECTIVE TIME" of the Share Acquisition shall be 6:01 P.M. in the State of Oklahoma on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.

                                   ARTICLE IX
                                  OTHER MATTERS

     Section 9.01 AMENDMENT; MODIFICATION; WAIVER. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefitted by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of HCB, Sections 2.03(a)-(d) shall not be amended or revised.

     Section 9.02 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 9.03 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

     Section 9.04 EXPENSES. Whether or not the Share Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the Share Acquisition and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

     Section 9.05 DISCLOSURE. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

     Section 9.06 NOTICES. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:


         If to HCB and
            the Bank, to:         HCB Bancshares, Inc.
                                  Attn: Charles Black
                                  P. O. Box 878
                                  Camden, Arkansas 71701
                                  Facsimile: (870) 836-7125


         With a Copy to:          Stradley Ronon Stevens & Young, LLP
                                  Attention: Mr. Gary R. Bronstein

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

                                  1220 19th Street, N.W., Suite 600
                                  Washington, DC  20036
                                  Facsimile: (202) 822-0140

             If to RBI, to:       Rock Bancshares, Inc.
                                  Attention: L. Walter Quinn, President
                                  2222 Cottondale Lane
                                  Little Rock, Arkansas  72202
                                  Facsimile: (501) 663-8753

         With a Copy to:          Quattlebaum, Grooms, Tull & Burrow PLLC
                                  Attention: Patrick A. Burrow
                                  111 Center St., Suite 1900
                                  Little Rock, Arkansas  72201
                                  Facsimile: (501) 379-1701

     Section 9.07 NO THIRD PARTY BENEFICIARIES. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.08 ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

     Section 9.09 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

                                    ARTICLE X
                      EXPENSES, INDEMNIFICATION, INSURANCE

     Section 10.01 INDEMNIFICATION. In the event the Share Acquisition is consummated, HCB and RBI shall indemnify and hold harmless each present and former director and officer of HCB and of the Bank against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation made against them resulting from their service as such prior to the Effective Time to the fullest extent permitted by the Articles of Incorporation and Bylaws of HCB in effect on the date of this Agreement, subject to the limitations and qualifications hereinafter set forth.

     (a) The aggregate obligation of RBI and HCB for indemnification for any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with or due to any actions, omissions to act, or events occurring prior to June

1, 2002 shall not exceed the sum of $5,000,000.00. HCB shall make reasonable efforts to increase the aggregate limit of its directors and officers liability insurance coverage. In the event the aggregate limit of such insurance is increased and the increased limit is applicable to a claim described in this subsection (a), the foregoing limit of indemnification shall be reduced by an amount equal to the amount by which the increased limit applies to such claim.

     (b) HCB and RBI shall have no obligation to indemnify for any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with or due to:

     (i) any actions, omissions to act, or events which resulted in the delisting of the HCB Stock from the National Association of Securities Dealers Automatic Quotation system on or about February 2, 1999,

     (ii) the delisting of the HCB Stock from the National Association of Securities Dealers Automatic Quotation system on or about February 2, 1999,

     (iii) any reports or filings actually made, or reports or filings required to be made, whether or not such reports were timely made or filed, to the Securities and Exchange Commission for the period commencing on February 2, 1999 and ending with the filing of the Form 10-Q for the period ended December 31, 1999,

     (iv) any filed claim or overtly threatened claim received by HCB in writing based upon actions, omissions to act, or events known to any officers or directors of HCB, but not disclosed to RBI, on written certifications as of the Effective Time,

     (c) The limitation set forth in subsection (b) above shall not limit, restrict or affect any liability insurance coverage otherwise available to the officers and directors for any such claims. Notwithstanding any limitation on indemnification otherwise applicable hereunder, RBI and HCB shall be obligated to pay (or reimburse any officer or director for) the deductible amount related to any losses or expenses under any director's and officer liability insurance policy.

     (d) HCB shall use its best efforts to cause each of its officers and directors to certify to RBI any facts, circumstances or events known to them which are the basis for (i) a filed claim against HCB, or (ii) any overtly threatened claims received in writing against HCB known to them.

     (e) RBI shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. RBI shall not be obligated to advance any expenses related to
(i) matters described in subsection (b) above, or (ii) matters described in subsection (a), if the applicable indemnification limit has been reached, provided that nothing in this subsection (e) shall impair or limit the obligation of RBI under subsection (c) above to advance expenses not in excess of the applicable deductible for the directors and officer's liability insurance.

     Section 10.02 D&O INSURANCE. For a period of six (6) years after the Effective Date, directors and officers liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or policies obtained by RBI after the Effective Date in an amount and containing terms and conditions not less than the coverage provided by HCB prior to the consummation of the Share Acquisition. Coverage for acts and omissions occurring after the Effective Date, will be provided to directors and officers of the Bank as determined by RBI and the Bank. Sections 10.01 and 10.02 shall be construed as an agreement as to which the directors and officers of HCB and the Bank are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

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

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                                        ROCK BANCSHARES, INC.


                                        By /s/ L. Walter Quinn
                                          --------------------------------------
                                          L. Walter Quinn,  President


                                        HCB BANCSHARES, INC.


                                        By /s/ Charles Black
                                          --------------------------------------
                                          Charles Black, President

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